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Prospectus dated September 1, 2002
Filed pursuant to Rule 424(b)(3)
Registration No. 333-50479

NorthWestern Corporation

Dividend Reinvestment and Direct Stock Purchase Plan

        The following prospectus provides detailed information for the NorthWestern Corporation Dividend Reinvestment and Direct Stock Purchase Plan.

        For further information on this plan, please contact Shareowner Services by email or by calling 1-877-778-6783.

Account Authorization Form

Dear Investor:

        Below are materials relating to the NorthWestern Corporation Dividend Reinvestment and Direct Stock Purchase Plan ("Plan"). The Plan is being administered by Wells Fargo Shareowner ServicesSM, a division of Wells Fargo Bank Minnesota, N.A. To comply with the state securities laws and regulations of certain states, the Plan materials have been provided to you by Wells Fargo Investments, LLC, a registered broker/dealer (WFI).

        Please review the Plan prospectus. If you wish to participate in the Plan, please complete the Account Authorization Form and return it to WFI.

Sincerely,
Wells Fargo Investments, LLC

        WFI does not recommend for or against participation in the Plan or the purchase or sale of securities of NorthWestern Corporation through the Plan, nor does it assume responsibility for the accuracy of statements made in the below materials.

        WFI is a registered broker/dealer and a member of the NASD and SIPC. WFI is not a bank or thrift and is separate from any Wells Fargo Bank or any other affiliated bank or thrift. WFI is solely responsible for its contractual obligations and commitments.

        The securities of NorthWestern Corporation offered through the Plan are not FDIC insured; are not bank deposits; are not obligations of, or guaranteed by, any bank; and are subject to investment risks, including the possible loss of principal invested.

PROSPECTUS

         NORTHWESTERN CORPORATION
(formerly Northwestern Public Service Company)

DIVIDEND REINVESTMENT
AND DIRECT STOCK PURCHASE PLAN

1,000,000 Shares of Common Stock ($1.75 Par Value)
including related Common Stock Purchase Rights

        NorthWestern Corporation's Dividend Reinvestment and Direct Stock Purchase Plan (the "Plan") provides a simple and convenient way to invest in shares of common stock, par value $1.75 per share (together with the related common stock purchase rights, the "Common Stock"), of NorthWestern Corporation (the "Company") without incurring brokerage commissions or service charges. Participation in the Plan is open to all interested investors, regardless of whether they are already shareholders of the Company.

        Participants in the Plan may:

  •
  Buy shares of Common Stock conveniently and economically

  •
  Elect to reinvest cash dividends in additional shares of Common Stock

  •
  Deposit Common Stock certificates with the Plan Administrator for safekeeping

  •
  Sell shares of Common Stock or transfer shares to other Plan participants

        Participation in the Plan is strictly voluntary. Shareholders who do not wish to participate in the Plan will continue to receive cash dividends, when, as and if declared. Participants in the Plan may terminate their participation at any time.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is September 1, 2002.

        This Prospectus relates to up to 1,000,000 shares of Common Stock registered and reserved for purchase under the Plan. The Company does not assure a profit or protection against a loss on shares purchased under the Plan. Furthermore, cash dividends will be paid on the Common Stock only when, as and if declared, and nothing in this Prospectus or the Plan should be interpreted as assurance as to the payment of future dividends. Prospective participants should review this Prospectus carefully before enrolling in the Plan. Participants who elect to enroll in the Plan should retain this Prospectus for future reference.

SUMMARY

        ENROLLMENT.    To enroll in the Plan, you must complete and sign an Account Authorization Form and return it to the Plan Administrator. If you are not already a record holder of Common Stock, you must become one at the time of enrollment by purchasing at least $500 of Common Stock through the Plan (or by authorizing automatic withdrawals from your bank account to the Plan of at least $10 per month for a minimum of 12 months).

        PLAN ACCOUNTS.    Shares of Common Stock held in the Plan (whether purchased through cash contributions, acquired through dividend reinvestment, deposited for safekeeping or otherwise) will be reflected in book-entry form in an account in the participant's name ("Plan Account").

        DIVIDEND REINVESTMENT.    You may elect to reinvest cash dividends on all, some or none of your shares. Cash dividends paid on shares as to which you elect reinvestment will be used to purchase additional shares of Common Stock, which will be added to your Plan Account. Cash dividends paid on shares as to which you do not elect reinvestment will be paid to you in cash.

        SHARE PURCHASES.    You may make your initial investment in the Company through the Plan at the time of enrollment, as described under "Enrollment" above. After you have enrolled in the Plan, you may purchase additional shares of Common Stock through the Plan in any amount from a minimum of $10 to a maximum of $10,000 per month. Payment may be made by check or by automatic withdrawal from your bank account. All brokerage fees, commissions or other service charges for purchases made under the Plan will be paid by the Company. However, such charges paid by the Company on your behalf will be reported to the Internal Revenue Service by the Company as income to you.

        SAFEKEEPING.    You may send your Common Stock certificates to the Plan Administrator for safekeeping. The shares represented by these certificates will be converted to book-entry shares held in your Plan Account. You may receive stock certificates for these and any other whole shares held in your Plan Account without charge at any time, upon request.

        SELLING SHARES.    You may direct the Plan Administrator to sell shares of Common Stock held in your Plan Account. You will be charged certain costs in connection with sales from your Plan Account. Although you will not be charged for the administering of the sale, you will be charged for your share of expenses paid by the Company to third parties, such as broker's commissions, fees and transfer taxes.

        TRANSFERRING SHARES.    You may transfer shares from your Plan Account to another Plan participant without charge.

        TRANSACTION FEES.    The only costs charged by the Plan are in connection with sales of shares from your Plan Account, as described under "Selling Shares" above. All other Plan services are free to participants. However, if you invest in the Plan through automatic withdrawals from your bank, your bank may assess fees for electronic funds transfers.

        STATEMENTS OF PLAN ACCOUNT.    You will receive a quarterly statement showing all activity in your Plan Account, as well as your share balance. In addition, you will receive a transaction advice promptly after each purchase, sale, withdrawal, transfer or deposit of shares for your Plan Account. Each statement will contain a tear-off form that may be used for future Plan transactions.

        THE PLAN ADMINISTRATOR.    Wells Fargo Shareowner Services, a division of Wells Fargo Bank Minnesota, N.A. ("Plan Administrator"). The Plan Administrator may be contacted at:

    Northwestern Corporation
    c/o Wells Fargo Shareowner Services
    PO Box 64863
    St. Paul, MN 55164-0863

    Telephone: 877-778-6783
    Fax: 651-552-6999

    Internet: www.wellsfargo.com/shareownerservices

NORTHWESTERN

        NorthWestern is a service and solutions company providing integrated energy, communications, air conditioning, heating, ventilation, plumbing and related services and solutions to residential and business customers throughout the United States. We own and operate one of the largest regional electric and natural gas utilities in the upper Midwest of the United States. We distribute electricity in South Dakota and natural gas in South Dakota and Nebraska through our energy division, NorthWestern Energy, formerly NorthWestern Public Service, and electricity and natural gas in Montana through our wholly owned subsidiary, NorthWestern Energy LLC. We are operating under the common brand "NorthWestern Energy" in all our service territories.

        On February 15, 2002, we completed the acquisition of the electric and natural gas transmission and distribution businesses of The Montana Power Company for approximately $1.1 billion, including the assumption of approximately $488.0 million in existing debt and preferred stock, net of cash received. We intend to transfer the energy and natural gas transmission and distribution operations of NorthWestern Energy LLC to NorthWestern Corporation during 2002 and to operate its business as part of our NorthWestern Energy division. We believe the acquisition creates greater regional scale allowing us to realize the full value of our existing energy assets and provides a strong platform for future growth. Our regulated businesses contributed a majority of our consolidated earnings before interest, taxes, depreciation and amortization, or EBITDA, for the year ended December 31, 2001, on a pro forma basis after giving effect to the acquisition.

        We also have investments in unregulated businesses. Our principal unregulated investment is in Expanets, Inc., or Expanets, the largest provider of networked communications solutions and services to mid-market businesses in the United States. In addition, we own investments in Blue Dot Services Inc., or Blue Dot, a leading provider of air conditioning, heating, plumbing and related services.

DIVIDEND REINVESTMENT
AND DIRECT STOCK PURCHASE PLAN

        The Company's Dividend Reinvestment and Direct Stock Purchase Plan consists in its entirety of the following questions and answers. The use of singular and masculine words in the Plan is for practical purposes only and should be deemed to include the plural and feminine, respectively, unless the context plainly indicates a distinction.

INTRODUCTION

Purpose

  1.    What is the purpose of the Plan?

        The purpose of the Plan is to provide interested new investors and holders of record of Common Stock with a simple and convenient method of investing in the Company, through both new cash investments in Common Stock and reinvestment of cash dividends in additional shares of Common Stock, without the cost associated with normal brokerage transactions.

Advantages

  2.    What advantages do I have if I participate in the Plan?

        All fees and brokerage commissions in connection with purchases of Common Stock through the Plan are paid by the Company. In addition, the Company will pay all administrative costs (but not brokerage commissions and other third party fees) incurred upon sales of shares from your Plan Account.

        If you are not a holder of Common Stock, you may invest in Common Stock and become a Plan participant by making an initial investment through the Plan of at least $500 by check, or by authorizing automatic withdrawals from your bank account of at least $10 per month for a minimum of 12 consecutive months.

        You may increase your investment in the Company by automatically reinvesting the cash dividends paid on all or part of your shares (whether or not held in your Plan Account) in additional shares of Common Stock.

        You may receive cash dividends on all or part of your shares, including those held in your Plan Account.

        You may make additional cash payments to purchase additional shares of Common Stock at any time from a minimum of $10 up to a maximum of $10,000 per month, by check or by automatic withdrawal from your bank account, regardless of whether dividends are being reinvested.

        Shares held in your Plan Account are held in book-entry form, allowing you to avoid the cost and risk associated with the storage, loss, theft or destruction of stock certificates. Nevertheless, you may receive stock certificates without charge at any time, upon request.

        You may use the Plan's safekeeping feature to hold in book-entry form any shares of Common Stock you own, whether or not purchased through the Plan.

        Your recordkeeping is simplified, since you will receive a statement of your Plan Account every quarter and a transaction advice after each purchase, sale, withdrawal, transfer or deposit of shares for your Plan Account.

        You may transfer shares by gift to another shareholder's Plan Account free of charge.

ADMINISTRATION

  3.    How is the Plan administered?

        Wells Fargo Shareowner Services will administer the Plan. As Plan Administrator, Wells Fargo Shareowner Services will act as agent for participants, process transaction requests, keep a continuing record of their Plan Accounts, send quarterly statements of account to participants and perform other duties relating to the administration of the Plan. All open market purchases and sales of Common Stock for the Plan will be made through a registered broker-dealer selected by the Plan Administrator, that is independent of the Company ("Independent Broker").

        Written requests for address changes and general shareowner inquiries should be sent to:

    Wells Fargo Shareowners Services
    c/o Shareowner Relations
    PO Box 64854
    St. Paul, MN 55164-0854

        Telephone: 1-877-778-6783

        Internet:: Internet: www.wellsfargo.com/shareownerservices

        Optional Cash Investments and Plan Transaction Requests should be sent to:

    Wells Fargo Shareowner Services
    c/o Investment Plan Services
    P.O. Box 64863
    St. Paul, MN 55164-0863

PARTICIPATION

  4.    Who is eligible to participate in the Plan?

        Any interested investor, whether or not an existing shareholder of record or employee of the Company, is eligible to participate in the Plan.

  5.    How do I enroll in the Plan?

        If you are already a shareholder of record, you may enroll in the Plan by completing and signing an Account Authorization Form and returning it to the Plan Administrator. If you are not currently a record holder of Common Stock, then, in addition to completing and signing an Account Authorization Form, you must make an initial investment in Common Stock by either (1) enclosing with your Account Authorization Form a check or money order in U.S. funds for a minimum of $500 up to a maximum of $10,000 payable to "Wells Fargo Shareowner Services" or (2) completing the "Automatic Cash Withdrawal and Investment" portion of your Account Authorization Form.

        By completing an Account Authorization Form, you appoint the Plan Administrator as your agent to receive and apply cash dividends on shares held in your Plan Account in accordance with your election (see Question 7) and to effect other transactions in your Plan Account as specified by you.

  6.    May I participate if my shares are held for me in the name of my bank or broker?

        If your shares are registered in the name of another person, such as your broker or a bank nominee, you must become a shareholder of record in your own name in order to participate in the Plan. You may become a shareholder of record either (1) by having your broker, bank or other fiduciary transfer the shares they own for your benefit into your own name or (2) by making an initial investment in Common Stock in your own name as described above in Question 5.

  7.    What are my dividend options?

        The Account Authorization Form offers three options regarding cash dividends paid on shares held in your Plan Account:

  •
  Full Dividend Reinvestment—You may elect to automatically reinvest cash dividends paid on all of the shares registered in your name and all shares held in your Plan Account in additional shares of Common Stock.

  •
  Partial Dividend Reinvestment—You may elect the "Partial Dividend Reinvestment" option on your Account Authorization Form by selecting the percentage (from 10% to 90%, in increments of 10%) of the total number of shares registered in your name and held in your Plan Account with respect to which you want cash dividends reinvested. The Plan Administrator will reinvest in additional shares of Common Stock all cash dividends paid on the specified percentage of shares.

  •
  Cash Dividends—You may elect to receive cash dividends paid on all of your shares registered in your name and held in your Plan Account.

        Cash dividends will be paid by check via First Class Mail to your address of record. Alternatively, you may elect to have these dividends deposited directly in your bank account via electronic funds transfer by completing a "Direct Deposit of Dividends" card and returning it along with a voided check or deposit slip to the Plan Administrator. You may change your bank account at any time by delivering a new, valid Direct Deposit of Dividends card along with a voided check or deposit slip to the Plan Administrator. If the Plan Administrator is unable for any reason to process your direct deposit authorization, it will mail a check for the subject dividend via First Class Mail to your address of record.

  8.    When will dividend reinvestment begin?

        Reinvestment of dividends will begin on the dividend payment date following the first dividend record date after the Plan Administrator receives your properly completed Account Authorization Form requesting dividend reinvestment. Record dates for dividend payments are usually on or around the middle of the months of February, May, August and November of each year.

OPTIONAL CASH PAYMENTS

  9.    How can I make optional cash payments?

        You may make optional cash payments to purchase additional shares of Common Stock under the Plan at any time by sending to the Plan Administrator an executed Account Authorization Form, or the form provided as part of your quarterly account statement, either accompanied by your cash payment or with the "Automatic Withdrawal Authorization" portion completed. You may elect to make optional cash payments at any time or from time to time, and there is no requirement to make them each month.

        Optional cash payments may be made by check or money order payable to "Wells Fargo Shareowner Services" or electronic funds transfer in an amount of at least $10 up to a maximum of $10,000 per month.

        Optional cash payments received by the Plan Administrator at least two business days before a Plan purchase period for an initial cash payment and one business day before a Plan purchase period for optional cash payments will be invested during that purchase period. Shares of Common Stock will be purchased for the Plan at least monthly, usually beginning on the first business day of the month. The Plan Administrator may choose to make purchases twice per month, beginning on or about the first and fifteenth days of the month. A request to return any cash payment will be honored if the request is received by the Plan Administrator at least 48 hours prior to investment. Interest will not be paid on optional cash payments prior to investment by the Plan Administrator.

EXPENSES RELATED TO PURCHASES

  10.    Will I have any expenses in connection with the purchase of shares under the Plan?

        No. You will not incur any expenses in connection with purchases of shares under the Plan. The Company will pay any and all expenses incurred in such purchases, including brokerage commissions and fees. Additionally, the Company will pay any and all costs of establishing and administering the Plan. The only charges under the Plan are if you choose to sell shares held in your Plan Account (See Question 21). However, if you invest in the Plan through automatic withdrawal, your bank may charge a fee in connection with electronic funds transfers. Your bank will be able to tell you about any fees it charges.

PURCHASES AND PURCHASE PRICE

  11.    How are shares purchased under the Plan?

        Shares of Common Stock purchased for Plan participants may consist of shares acquired in the open market or authorized but unissued shares or treasury shares acquired directly from the Company, at the Company's sole discretion. Open market purchases will be effected through an Independent Broker, who will purchase shares on the New York Stock Exchange or in privately negotiated transactions. Such purchases will be made in accordance with all applicable requirements of law affecting the timing or manner of such transactions. These requirements may dictate that purchases be spread over several days, in order to invest all funds received with respect to a particular purchase or dividend payment date. No interest will be paid on optional cash payments or cash dividends held by the Plan Administrator or its broker pending investment.

  12.    How is my purchase price determined?

        The price of Common Stock purchased through the Plan will depend on whether the shares are acquired in the open market or directly from the Company. The price per share of shares purchased in the open market (whether for optional cash purchases or dividend reinvestment) will be the weighted average price paid for all shares acquired by the Plan during the applicable purchase period (excluding any related brokerage fees, commissions or other service charges). The price of shares acquired directly from the Company (whether original issue or treasury shares) with optional cash payments will be the closing price of the Common Stock on the New York Stock Exchange on the first day of the month following the month in which such cash payments are received by the Company. The price of shares acquired directly from the Company with reinvested dividends will be the closing price of the Common Stock on the New York Stock Exchange on the dividend payment date.

  13.    How many shares will be purchased for me?

        The number of shares of Common Stock to be purchased for you will depend on the amount of cash dividends being reinvested (if any), the amount of your optional cash payments (if any) and the purchase price per share for the applicable purchase date. Your account will be credited with that number of whole shares and fractional interests (computed to the third decimal place) equal to the total amount to be invested divided by the purchase price, as determined in the manner set forth in Question 12.

REPORTS TO PARTICIPANTS

  14.    What reports will I receive?

        Whenever you purchase, sell, withdraw or transfer shares through the Plan or deposit certificates into your Plan Account, you will promptly receive a transaction advice with the details of the transaction.

        All shares that you hold or purchase through the Plan are recorded in your Plan Account. After each quarterly dividend reinvestment, you will receive a detailed statement showing the amount of the latest dividend reinvested, the purchase price per share, the number of shares purchased, the total number of book-entry shares in your Plan Account and the number of shares registered in your name (that is, held outside the Plan). The statement will also show all year-to-date account activity, including purchases, sales, certificate deposits, withdrawals, transfers and dividend reinvestments. This will enable you to review your complete Plan Account book-entry holdings at a glance.

        On each quarterly statement and transaction advice, you will find information such as how to buy or sell shares through the Plan and where to call or write for additional information.

        As a Plan participant, you will receive copies of all communications sent to all shareholders generally, including the Company's annual report to shareholders, notice of annual meeting and proxy statement, and income tax information for reporting dividends paid.

DIVIDENDS PAID ON SHARES HELD IN THE PLAN

  15.    Will my account be credited with dividends on shares in the Plan?

        Yes. The Company pays dividends, when, as and if declared, to the record holders of all its shares of Common Stock. As the record holder for participants, the Plan Administrator will receive dividends on all shares held in the Plan on the record date. The Plan Administrator will credit those dividends to participants on the basis of full and fractional shares held in their Plan Accounts as of the record date. The Plan Administrator will either reinvest those dividends in additional shares or pay them to you in cash, depending on whether you have elected full dividend reinvestment, partial dividend reinvestment or cash dividends on the shares in your Plan Account.

CERTIFICATES FOR SHARES

  16.    Will certificates automatically be issued to me for shares of Common Stock purchased under the Plan?

        No. Certificates for shares of the Company's Common Stock purchased under the Plan will only be issued to you upon written request signed by all participants whose names appear on your Plan Account. This convenience protects against loss, theft or destruction of your stock certificates.

        As soon as practicable after receipt of your written request, certificates for any number of whole shares of Common Stock, up to the total number of whole shares then credited to your Plan Account, will be issued to you without charge. The form for requesting a certificate is included as a part of each quarterly account statement or may be obtained from the Plan Administrator. Any remaining whole shares and fractional interests in shares will continue to be credited to your Plan Account. If you have elected dividend reinvestment for those remaining shares, cash dividends paid on those shares will continue to be reinvested for you, and the additional shares purchased with your reinvested dividends will be credited to your Plan Account. If you leave less than one whole share of Common Stock in your Plan Account, the Plan Administrator will liquidate your fractional share and send you a check for the proceeds as described in Question 23.

  17.    If I request certificates for shares held in my Plan Account, in whose name will they be registered when issued?

        A certificate for shares that had been held in your Plan Account will be registered in the name or names in which the Plan Account is maintained. Upon written request, certificates will be registered and issued in names other than the account name, provided that you meet the applicable legal requirements. The appropriate form for requesting issuance of a certificate in names other than the account names will be provided upon request to the Plan Administrator.

  18.    May I deposit certificated shares in my account?

        Yes. You may add certificated shares to your Plan Account at any time by sending the certificate(s) to the Plan Administrator, accompanied by a signed copy of the form provided as part of your quarterly account statement. The Company recommends sending your certificates by registered mail, insured for 2% of the current market value of the shares. Do not endorse the certificates or complete the assignment section on the back of the certificates. All persons whose names appear on the certificates being deposited must sign the form. Upon receipt by the Plan Administrator of your certificates and signed form, the share balance in your Plan Account will be increased by the number of shares represented by the certificates, and the certificates will be canceled. Unless you specify otherwise, all cash dividends on shares deposited in your Plan Account will be reinvested.

SALES AND SALES PRICE

  19.    How may I sell shares held in my Plan Account?

        You may request at any time that the Plan Administrator sell all or a specified number of the shares held in your Plan Account. To sell shares, you should complete and return to the Plan Administrator the form included as part of your quarterly account statement. All participants whose names appear on your Plan Account registration must sign the request. The Plan Administrator will sell the number of shares you specify through an independent broker engaged for that purpose as soon as practicable following its receipt of your signed request. If the current market value of the shares requested to be sold is $25,000 or less, and the participant has previously authorized telephone transactions, a participant may sell Plan shares by contacting the Plan Administrator toll free at 877-778-6783.

        The Plan Administrator will make every effort to process your sale order on the next business day following receipt of your properly completed request, provided that instructions are received before 5:00 p.m. Central Time (sale requests involving multiple transactions may experience a delay). The Plan Administrator will not be liable for any claim arising out of failure to sell stock on a certain date or at a specific price. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

        Alternatively, you may request a certificate for the number of shares that you wish to sell from your Plan Account as described in Question 16 and then sell those shares through your own broker. The ability to sell shares through the Plan is intended to be a convenience to Plan participants. If you find it more convenient or economical to sell shares through a broker of your choice, you should request a certificate for the shares you wish to sell so that you can sell the certificated shares with the assistance of your broker.

        Because the Plan's sales feature is primarily for the convenience of participants who hold less than 200 shares in the Plan and who would find it inconvenient to sell their shares through a broker, the Company reserves the right to refuse a participant's request to sell more than 199 shares through the Plan.

  20.    How and at what price will my shares be sold?

        Shares sold through the Plan will normally be sold on the New York Stock Exchange at the price prevailing in the market at the time of sale. In the event that the Plan Administrator elects to purchase such shares as agent for the Plan, the price for the shares will be the closing price on the New York Stock Exchange on the sale date.

        Proceeds from the sale of the shares, less any related brokerage commissions, fees and transfer taxes, will be mailed to you as soon as practicable following the sale. Payment will be made by check payable to the name or names in which the Plan Account is registered.

EXPENSES RELATED TO SALES

  21.    Will I have any expenses in connection with the sale of shares through the Plan?

        Yes. You will be required to pay any expenses payable to third parties relating to the sale of shares from your Plan Account, including commissions payable to the independent broker who will be engaged to handle the sale, fees and transfer taxes related to the transaction. Estimates of such brokerage commissions, fees, transfer taxes and charges may be obtained by contacting the Plan Administrator.

TERMINATION OF PARTICIPATION

  22.    When and how may I close my Plan Account?

        Participation in the Plan is entirely voluntary, and you may close your Plan Account at any time by using the form included with your quarterly account statement. As with all other requests regarding the Plan, all participants whose names appear on the account registration must sign the request to close the account. Termination requests must be received by the Plan Administrator one day prior to the record date to be effective as to the next cash dividend. Any such notice received or or after a dividend record date shall not be effective until dividends paid for such record date have been credited to the participant's account. In addition, termination requests of participants making optional cash investments by automatic withdrawal from a bank account must be received by the Plan Administrator at least 15 business days prior to the scheduled investment date to ensure that the request is effective as to the next optional cash investment.

        Upon termination of a participant's participation in the Plan, unless the participant has requested on the form included with the quarterly account statement that some or all Plan shares be sold, the Plan Administrator will send the participant a certificate representing the number of full shares in the participant's Plan account and a check, minus any commissions and fees, in the amount of the market value of any fractional share. If a participant so requests on the form included with the quarterly account statement, the Plan Administrator will sell some or all Plan shares on behalf of the participant. If the current market value of the shares requested to be sold is $25,000 or less, and the participant has previously authorized telephone transactions, a participant may sell Plan shares by contacting the Plan Administrator toll free at 877-778-6783.

  23.    What happens to my shares if I close my Plan Account?

        Upon receipt by the Plan Administrator of your signed written request to close your Plan Account, the Plan Administrator will send you a certificate for the number of whole shares then credited to your Plan Account. The Plan Administrator will liquidate any fractional share in your Plan Account by aggregating it with fractional shares being sold on behalf of other Plan participants and selling the resulting whole shares on the open market and will send you a check for your share of the proceeds, less any related brokerage commissions, fees and transfer taxes. Once you close your Plan Account, all future cash dividends paid on shares of Common Stock registered in your name will be paid to you in cash.

        If you so request, the Plan Administrator will sell all or some of the shares in your Plan Account on the open market and pay you the proceeds, less any brokerage commissions, fees, transfer taxes and Plan Administrator charges. The procedure for requesting sales of shares is explained in Questions 19 through 21 above. Sales of shares in the open market will be handled through an independent broker engaged for such purpose.

  24.    May I discontinue dividend reinvestment without closing my Plan Account?

        Yes. You may discontinue the reinvestment of your cash dividends on any or all of your shares of Common Stock at any time without closing your Plan Account by filling out an Account Election Form.

  25.    What happens if I sell or transfer all of my shares?

        If you dispose of all shares of Common Stock registered in your name (that is, held outside the Plan), the Plan Administrator will, unless otherwise instructed, continue to reinvest the dividends on the shares credited to your Plan Account as long as there is at least one full share in your account. If there is less than one full share in your Plan Account, the Plan Administrator will liquidate the fractional share as described in Question 23 and will send you a check for the proceeds, and the account will be closed.

FEDERAL INCOME TAX INFORMATION

  26.    What are the Federal income tax consequences of participating in the Plan?

        Generally, any cash dividend reinvested under the Plan will be taxable to you as ordinary income as though you had received the dividend in cash. In this respect, participants in the Plan are treated the same as shareholders who do not participate.

        Brokerage commissions and fees, if any, paid by the Company in making open market purchases for a participant must be reported by the Company as imputed taxable income to the participant. These commissions and fees will become a part of the cost of the shares purchased.

        You will not realize any taxable income whenever certificates for whole shares credited to your Plan Account are issued to you. However, you will generally realize a taxable gain or loss when whole shares credited to your Plan Account (whether purchased with reinvested dividends or with optional cash payments) are sold. If you receive a cash adjustment for a fractional share credited to your Plan Account upon withdrawal from or termination of the Plan, you will also generally realize a taxable gain or loss. The amount of such gain or loss will be the difference between the amount that you receive for your shares and your tax basis for those shares.

        Generally, the gain or loss will be a capital gain or loss, and it will be long-term or short-term depending on the holding period. Currently, net long-term capital gains of certain taxpayers are taxed at lower rates than other items of taxable income.

        Your tax basis for shares (including fractional shares) purchased through the Plan will be equal to:

          the amount of the reinvested cash dividends;

          the amount of optional cash payments;

          the amount of your initial investment, if made through the Plan; and

          the amount of any brokerage commissions paid by the Company on your behalf.

        Your holding period for shares purchased through the Plan will begin on the day following the date on which those shares are credited to your Plan Account.

        Your tax basis and holding period for shares purchased outside the Plan and deposited in your Plan Account will be the same as they would have been had you continued to hold those shares outside the Plan.

        You should not be treated as receiving an additional taxable distribution relating to your pro rata share of the Plan Administrator's fees or other costs of administering the Plan, most of which will be paid by the Company. However, there can be no assurance that the Internal Revenue Service ("IRS") will concur with this position. The Company has no present plans to seek formal advice from the IRS on this issue (See Question 29).

  27.    How are income tax withholding provisions applied to foreign shareholders or other shareholders who are subject to backup withholding?

        In the case of those foreign shareholders who elect to have their dividends reinvested pursuant to the Plan and whose dividends are subject to United States income tax withholding or a shareholder subject to backup withholding, the amount of the tax to be withheld will be deducted from the amount of dividends to determine the amount of dividends to be reinvested, and the amount of tax so withheld will be included in the dividend income of the foreign participant or participant subject to backup withholding.

  28.    Will I receive information needed for income tax purposes?

        Yes. As a participant in the Plan, you will receive statements on a regular basis advising you of purchases and sales of shares of Common Stock. In addition, imputed income resulting from brokerage commissions and fees paid by the Company for share purchases will also be shown on your Form 1099, which you should retain for income tax purposes.

  29.    Should I obtain advice as to the income tax consequences of participation in the Plan?

        Yes. The above tax information is provided only as a guide. You are advised to consult your own tax advisor as to the income tax effect of participation in the Plan.

OTHER INFORMATION

  30.    What happens if the Company issues a stock dividend or declares a stock split?

        If the Company declares a stock dividend or stock split, the number of shares of Common Stock distributable with respect to all the shares of Common Stock that you own as of the record date will be credited to your Plan

Account on the date the stock dividend or stock split is payable. This will include the additional shares distributable with respect to the shares credited to your Plan Account, as well as with respect to any shares registered in your name and held outside the Plan.

        If a participant sends notice of termination or a request to sell to the Plan Administrator between the record date and the payable date for a stock distribution, the request will not be processed until the stock distribution is credited to the participant's account.

  31.    How will the shares in my Plan Account be voted?

        The shares you hold as a participant in the Plan will be added to those shares, if any, which you hold of record so that you can vote all your shares. You will be furnished with appropriate forms and customary shareholder information (including proxy solicitation materials) for use in voting shares held under the Plan.

  32.    What are the Company's responsibilities under the Plan?

        The Company has the responsibility to exercise ordinary care in any action taken or omitted pursuant to the Plan, and it has only the duties, responsibilities or liabilities expressly set forth in the Plan.

        Neither Wells Fargo, the Plan Administrator, any Independent Broker it uses for open market transactions, nor the Company will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's Plan Account upon such participant's death prior to receipt of notice in writing of such death, or arising out of the prices at which shares are purchased or sold for a participant's Plan Account, the times when such purchases or sales are made, or any change in the market value before or after purchases or sales of shares through the Plan.

        You should recognize that neither the Company nor its broker can assure you of a profit or protect you against a loss on the shares purchased or sold by them through the Plan.

        The Plan does not limit your right to bring an action under the federal securities laws.

  33.    Can I pledge shares credited to my account?

        No. Shares in a Plan Account may not be pledged or otherwise encumbered unless withdrawn from the account.

  34.    What information should I furnish?

        You must file with the Plan Administrator, in writing, your post office address, Social Security number and such documents, evidence or other information as the Plan Administrator considers necessary or desirable for the purpose of administering the Plan. You should file address changes promptly to insure timely receipt of account statements.

  35.    Can the Company change or discontinue the Plan in full or for participants with small accounts?

        While the Company hopes to continue the Plan indefinitely, the Company reserves the right to suspend, terminate or modify the Plan at any time. Any such action will be announced to both participating and nonparticipating shareholders. In addition, the Company reserves the right to terminate participation for Plan Accounts less than $500 in value.

  36.    Who interprets and regulates the Plan?

        The Company reserves the right to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan. The terms and conditions of the Plan, including the Account Authorization Form, and the operation of the Plan will be governed by South Dakota law.

  37.    Who can I contact for more information regarding the Plan?

        For information regarding the Plan or your Plan Account, or for forms used for transactions under the Plan, you may contact the Plan Administrator as follows:

        Written Requests for address changes and general shareowner inquiries to should be sent to:

    Wells Fargo Shareowners Services
    c/o Shareowner Relations
    161 North Concord Exchange
    South St. Paul, MN 55075

        Phone: 877-778-6783

        Internet: www.wellsfargo.com/shareownerservices

        Remittance of Optional Cash Investments and Plan Transaction Requests should be sent to:

    Wells Fargo Shareowner Services
    c/o Investment Plan Services
    PO Box 64863
    St. Paul, MN 55164-0863

        Be sure to include a reference to the Plan in your correspondence.

        You may also contact the Plan Administrator through the Internet by using the "Contact Us" button at "www.wellsfargo.com/shareownerservices". The Plan Administrator will make every effort to respond to messages forwarded on the Internet within one business day.

USE OF PROCEEDS

        The Company has no basis for estimating either the number of shares of Common Stock that ultimately will be sold pursuant to the Plan or the prices at which such shares will be sold. Except to the extent shares of Common Stock are purchased directly from the Company, the Company will receive no proceeds from the offering of Common Stock through the Plan. To the extent shares are purchased from the Company, the net proceeds from the sale of such shares will be added to the general funds of the Company and used for its general corporate purposes.

EXPERTS AND LEGAL OPINIONS

        The financial statements and schedules incorporated by reference in this Registration Statement and issued through the date hereof have been audited by Arthur Andersen LLP, NorthWestern's former independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. On a prospective basis, our financial statements and schedules incorporated by reference in this Registration Statement will be audited by Deloitte & Touche, LLP, NorthWestern's current independent public accountants, and will be included herein in reliance upon the authority of said firm as experts in giving said reports.

        The legality of the Common Stock of the Company offered hereby has been passed upon for the Company by Schiff Hardin & Waite, 6600 Sears Tower, Chicago, IL 60606.

WHERE TO OBTAIN ADDITIONAL INFORMATION ABOUT THE COMPANY

        The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any such reports, statements or other information that the Company files at the SEC's Public Reference Room at 450 Fifth Street, N.W., in Washington, D.C. Please call the SEC at 800-SEC-0330 for further information on the Public Reference Room. The Company's SEC filings are also available from the New York Stock Exchange, from commercial document retrieval services and from the Internet site maintained by the SEC at http://www.sec.gov.

        The SEC allows the Company to "incorporate by reference" into this Prospectus the information it files with the SEC. This means that important disclosures contained in the Company's SEC filings, although not repeated in this Prospectus, are treated as being included in this Prospectus, because the filings are listed below. As more recent information is filed with the SEC, it will update and supersede the information in the documents listed below. These more recent filings also will be treated as being included in this Prospectus. The documents that are incorporated by reference include the following:

  1.
  The Company's Annual Report on Form 10-K for the year ended December 31, 2001;

  2.
  The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, and June 30, 2002;

  3.
  The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-3 (registration no. 33-60423), and any document filed which updates such description;

  4.
  The description of the Company's Common Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A dated December 11, 1996, and any document filed which updates such description; and

  5.
  Any future filings made by the Company with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended.

        For information about the Plan or the Company, you should rely only on the information contained or incorporated by reference in this Prospectus. The Company has not authorized anyone else to provide you with different or additional information. The information in this Prospectus is accurate as of the date of the Prospectus. This Prospectus may be updated by means of supplemental or revised prospectuses and will be updated by the future filing of the Company's reports with the SEC, described above.

        The Company will provide, without charge, a copy of any or all of the documents incorporated by reference in this Prospectus (but not exhibits to such documents, unless the exhibits themselves are specifically incorporated by reference in such documents). Requests for copies should be sent to Investor Relations, NorthWestern Corporation, 125 S. Dakota Ave., Sioux Falls, SD 57104-6403, telephone number: 605-978-2908.

CONTENTS

Summary	2
NorthWestern	3
Dividend Reinvestment and Direct Stock Purchase Plan	3
Introduction	4
Administration	4
Participation	5
Optional Cash Payments	6
Expenses Related to Purchases	7
Purchase and Purchase Price	7
Reports to Participants	8
Dividends Paid on Shares Held in the Plan	8
Certificates for Shares	8
Sales and Sales Price	9
Termination of Participation	10
Federal Income Tax Information	11
Other Information	12
Use of Proceeds	14
Experts and Legal Options	15
Where to Obtain Additional Information About the Company	15

DIVIDEND REINVESTMENT AND
DIRECT STOCK PURCHASE PLAN

COMMON STOCK
($1.75 Par Value)

including related
Common Stock Purchase Rights

PROSPECTUS

September 1, 2002

QuickLinks

NorthWestern Corporation Dividend Reinvestment and Direct Stock Purchase Plan
Account Authorization Form
PROSPECTUS NORTHWESTERN CORPORATION (formerly Northwestern Public Service Company) DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN
SUMMARY
NORTHWESTERN
DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN
INTRODUCTION
ADMINISTRATION
PARTICIPATION
OPTIONAL CASH PAYMENTS
EXPENSES RELATED TO PURCHASES
PURCHASES AND PURCHASE PRICE
REPORTS TO PARTICIPANTS
DIVIDENDS PAID ON SHARES HELD IN THE PLAN
CERTIFICATES FOR SHARES
SALES AND SALES PRICE
EXPENSES RELATED TO SALES
TERMINATION OF PARTICIPATION
FEDERAL INCOME TAX INFORMATION
OTHER INFORMATION
USE OF PROCEEDS
EXPERTS AND LEGAL OPINIONS
WHERE TO OBTAIN ADDITIONAL INFORMATION ABOUT THE COMPANY
CONTENTS